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                                                                     EXHIBIT 4.3


                                CHEMCONNECT, INC.
                         44 MONTGOMERY STREET, SUITE 250
                             SAN FRANCISCO, CA 94104


August 25, 1999

AC II Technology (ACTII) B.V.
Andersen Consulting LLP
1661 Page Mill Road
Palo Alto, CA 94304
Attn: Chief Financial Officer

Ladies and Gentlemen:

            This letter is to confirm in writing an agreement made by ChemConnect, Inc. (the "Company") with AC II Technology (ACTII) B.V. and Andersen Consulting LLP (each, a "Purchaser"). The Company hereby confirms that each Purchaser may transfer, subject to the terms hereof, to an AC Affiliate (as defined below) in whole or in part (i) the shares of Series C-2 Preferred Stock (the "Series C-2 Preferred Stock") that such Purchaser has acquired pursuant to that certain Series C-1 Preferred Stock and Series C-2 Preferred Stock Purchase Agreement by and among the Company and the Investors listed therein, dated as of July 15, 1999 (the "Series C Agreement") and (ii) that certain Warrant to Purchase Shares of Common Stock of the Company (the "Warrant") and the Common Stock (the "Warrant Shares") issuable upon exercise of the Warrant that such Purchaser has acquired pursuant that certain Warrant Purchase Agreement by and among the Company and AC II Technology (ACTII) B.V., dated of even date herewith (the "Warrant Agreement"), as the case may be.

            Each Purchaser agrees not to make any disposition of all or any portion of the Series C-2 Preferred Stock, Warrant or Warrant Shares (A) to any entity engaged in any activity that is in any way competitive with the business or demonstrably anticipated business of the Company and (B) unless and until the transferee has agreed in writing for the benefit of the Company to be bound by
(i) in the case of a transfer of Series C-2 Preferred Stock, Section 3 of the Series C Agreement and that certain Amended and Restated Investors' Rights Agreement, dated as July 15, 1999, by and among the Company, the Investors and the Founders (as defined therein) (the "Investors' Rights Agreement"), and (ii) in the case of a transfer of the Warrant or Warrant Shares, the Warrant Agreement; provided and to the extent the Series C Agreement, the Investors' Rights Agreement and the Warrant Agreement are then applicable; and provided further:

            (a) There is then in effect a Registration Statement under the Securities Act of 1933, as amended (the "Act"), covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

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            (b) (i) Such Purchaser shall have notified the Company of the proposed disposition to an AC Affiliate (as defined below), and (ii) if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

            For purposes of this letter agreement, "AC Affiliate" shall mean and refer to (i) any entity that is a member of the Andersen Consulting Worldwide Organization, (ii) any entity which is, at the relevant time, directly or indirectly controlled by any such entity or (iii) any entity which is otherwise part of the Andersen Consulting Worldwide Organization.

            In addition, the Company hereby confirms that as long as AC Affiliates collectively own not less than 275,000 shares of the Company's Series C-2 Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof) (as adjusted for stock splits, stock dividends, recapitalizations and the like), the Company shall invite one representative of Andersen Consulting LLP to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative or if Andersen Consulting LLP or its representative is a competitor of the Company.

            The observer rights described above shall terminate and be of no further force or effect immediately prior to the consummation of the sale of securities pursuant to a public offering of shares of the Company's Common Stock, registered under the Securities Act of 1933, as amended.

            In addition, neither the Company nor the Purchasers shall use the name or logo of the other in any correspondence, advertisement, offering materials or otherwise without the other's prior consent.

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                                       Very truly yours,

                                       CHEMCONNECT, INC.


                                       By:
                                           -------------------------------------
                                           John F. Beasley,
                                           Chief Executive Officer


ACCEPTED & AGREED TO BY:

AC II TECHNOLOGY (ACTII) B.V.


By:
      -----------------------------
Name:
      -----------------------------
Title:
      -----------------------------


ANDERSEN CONSULTING LLP


By:
      -----------------------------
Name:
      -----------------------------
Title:
      -----------------------------




          SIGNATURE PAGE TO LETTER AGREEMENT BETWEEN CHEMCONNECT, INC.,
            AC II TECHNOLOGY (ACTII) B.V. AND ANDERSEN CONSULTING LLP